UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G



                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              Raster Graphics, Inc.
                     ---------------------------------------
                                (Name of Issuer)

                                  Common Stock
                     ---------------------------------------
                         (Title of Class of Securities)

                                  0007539 07 1
                     ---------------------------------------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 12 pages

---------------------------------------------                                      ------------------------------------
                                                             13G
CUSIP No.  0007539 07 1                                                                    Page 2 of 12 Pages
          --------------
---------------------------------------------                                      ------------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


          Merrill Pickard Anderson & Eyre IV, L.P.
--------- -------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  |_|
                                                                                                         (b)  |X|
--------- -------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY
--------- -------------------------------------------------------------------------------------------------------------
   4      Citizenship or place of organization


          California
----------------------------- -------- --------------------------------------------------------------------------------
                                 5
                                       SOLE VOTING POWER

          NUMBER OF                    458,281
           SHARES             -------- --------------------------------------------------------------------------------
        BENEFICIALLY             6     SHARED VOTING POWER
          OWNED BY
        EACH REPORTING                 -0-
         PERSON WITH          -------- --------------------------------------------------------------------------------
                                 7     SOLE DISPOSITIVE POWER

                                       458,281
                              -------- --------------------------------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       -0-
--------- -------------------------------------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          458,281
--------- -------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------- -------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          5.15%
--------- -------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          PN
--------- -------------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTION BEFORE FILLING OUT!

                                                         Page 2 of 12 pages

---------------------------------------------                                      ------------------------------------
                                                             13G
CUSIP No.  0007539 07 1                                                                    Page 3 of 12 Pages
           ------------
---------------------------------------------                                      ------------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


          MPAE Technology Partners, L..P.
--------- -------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  |_|
                                                                                                         (b)  |X|
--------- -------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY
--------- -------------------------------------------------------------------------------------------------------------
   4      Citizenship or place of organization


          California
--------- -------------------------------------------------------------------------------------------------------------
                                 5
                                       SOLE VOTING POWER

         NUMBER OF                     2,937
          SHARES              -------- --------------------------------------------------------------------------------
        BENEFICIALLY             6     SHARED VOTING POWER
         OWNED BY
      EACH REPORTING
          PERSON                       -0-
                              -------- --------------------------------------------------------------------------------
                                 7     SOLE DISPOSITIVE POWER

                                       2,937
                              -------- --------------------------------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       -0-
----------------------------- -------- --------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,937
--------- -------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------- -------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.03%
--------- -------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          PN
--------- -------------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTION BEFORE FILLING OUT!

                                                         Page 3 of 12 pages

---------------------------------------------                                      ------------------------------------
                                                             13G
CUSIP No.  0007539 07 1                                                                    Page 4 of 12 Pages
           ------------
---------------------------------------------                                      ------------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


          MPAE IV Management Company, L.P.
--------- -------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  |_|
                                                                                                         (b)  |X|
--------- -------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY
--------- -------------------------------------------------------------------------------------------------------------
   4      Citizenship or place of organization


          California
----------------------------- -------- --------------------------------------------------------------------------------
                                 5
                                       SOLE VOTING POWER

         NUMBER OF                     461,218
          SHARES
        BENEFICIALLY          -------- --------------------------------------------------------------------------------
          OWNED BY               6     SHARED VOTING POWER
      EACH REPORTING
         PERSON WITH                   -0-
                              -------- --------------------------------------------------------------------------------
                                 7     SOLE DISPOSITIVE POWER

                                       461,218
                              -------- --------------------------------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       -0-
----------------------------- -------- --------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          461,218
--------- -------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------- -------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          5.18%
--------- -------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          PN
--------- -------------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTION BEFORE FILLING OUT!

                                                         Page 4 of 12 pages

---------------------------------------------                                      ------------------------------------
                                                             13G
CUSIP No.   0007539 07 1                                                                   Page 5 of 12 Pages
            ------------
---------------------------------------------                                      ------------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


          Steven L. Merrill
--------- -------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  |_|
                                                                                                         (b)  |X|
--------- -------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY
--------- -------------------------------------------------------------------------------------------------------------
   4      Citizenship or place of organization


          United States
----------------------------- -------- --------------------------------------------------------------------------------
                                 5
                                       SOLE VOTING POWER

         NUMBER OF                     -0-
          SHARES             -------- --------------------------------------------------------------------------------
        BENEFICIALLY             6     SHARED VOTING POWER
         OWNED BY
       EACH REPORTING                  461,218
        PERSON WITH           -------- --------------------------------------------------------------------------------
                                 7     SOLE DISPOSITIVE POWER

                                       -0-
                              -------- --------------------------------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       461,218
----------------------------- -------- --------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          461,218
--------- -------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------- -------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          5.18%
--------- -------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          IN
--------- -------------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTION BEFORE FILLING OUT!


                                                         Page 5 of 12 pages


---------------------------------------------                                      -----------------------------------
                                                             13G
CUSIP No.  0007539 07 1                                                                    Page 6 of 12 Pages
           ------------
---------------------------------------------                                      -----------------------------------

--------- ------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


          James C. Anderson
--------- ------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  |_|
                                                                                                         (b)  |X|
--------- ------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY
--------- ------------------------------------------------------------------------------------------------------------
   4      Citizenship or place of organization


          United States
----------------------------- -------- -------------------------------------------------------------------------------
                                 5
                                       SOLE VOTING POWER

         NUMBER OF                     -0-
          SHARES              -------- -------------------------------------------------------------------------------
       BENEFICIALLY              6     SHARED VOTING POWER
        OWNED BY
      EACH REPORTING                   461,218
       PERSON WITH            -------- -------------------------------------------------------------------------------
                                 7     SOLE DISPOSITIVE POWER

                                       -0-
                              -------- -------------------------------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       461,218
----------------------------- -------- -------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          461,218
--------- ------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------- ------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          5.18%
--------- ------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          IN
--------- ------------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTION BEFORE FILLING OUT!

                                                         Page 6 of 12 pages

---------------------------------------------                                      -----------------------------------
                                                             13G
CUSIP No.  0007539 07 1                                                                    Page 7 of 12 Pages
           ------------
---------------------------------------------                                      -----------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


          Stephen E. Coit
--------- -------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  |_|
                                                                                                         (b)  |X|
--------- -------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY
--------- -------------------------------------------------------------------------------------------------------------
   4      Citizenship or place of organization


          United States
----------------------------- -------- --------------------------------------------------------------------------------
                                 5
                                       SOLE VOTING POWER

         NUMBER OF                     -0-
          SHARES              -------- --------------------------------------------------------------------------------
       BENEFICIALLY              6     SHARED VOTING POWER
         OWNED BY
       EACH REPORTING                   461,218
        PERSON WITH           -------- --------------------------------------------------------------------------------
                                 7     SOLE DISPOSITIVE POWER

                                       -0-
                              -------- --------------------------------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       461,218
--------- -------------------------------------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          461,218
--------- -------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------- -------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          5.18%
--------- -------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          IN
--------- -------------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTION BEFORE FILLING OUT!

                                                         Page 7 of 12 pages

---------------------------------------------                                      ------------------------------------
                                                             13G
CUSIP No.  0007539 07 1                                                                    Page 8 of 12 Pages
           ------------
---------------------------------------------                                      ------------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


          W. Jeffers Pickard
--------- -------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  |_|
                                                                                                         (b)  |X|
--------- -------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY
--------- -------------------------------------------------------------------------------------------------------------
   4      Citizenship or place of organization


          United States
----------------------------- -------- --------------------------------------------------------------------------------
                                 5
                                       SOLE VOTING POWER

         NUMBER OF                     -0-
          SHARES               -------- --------------------------------------------------------------------------------
       BENEFICIALLY              6     SHARED VOTING POWER
        OWNED BY
      EACH REPORTING                    461,218
       PERSON WITH            -------- --------------------------------------------------------------------------------
                                 7     SOLE DISPOSITIVE POWER

                                       -0-
                              -------- --------------------------------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       461,218
--------- -------------------------------------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          461,218
--------- -------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------- -------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          5.18%
--------- -------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          IN
--------- -------------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTION BEFORE FILLING OUT!

                                                         Page 8 of 12 pages

Item 1.

(a)      Name of Issuer:  Raster Graphics, Inc.

(b)      Address of Issuer's Principal Executive Offices:

         3025 Orchard Parkway
         San Jose, California 95134

Item 2.

(a)      Name of Person(s) Filing:

         Merrill Pickard Anderson & Eyre IV, L.P., a California limited partnership ("MPAE IV")
         MPAE Technology Partners, L.P., a California limited partnership ("MPAE Tech")
         MPAE IV  Management  Co.,  L.P., a California  limited   partnership
         ("MPAE  IV  M")
         Steven  L.  Merrill ("Merrill")
         James C. Anderson  ("Anderson")
         Stephen E. Coit ("Coit")
         W. Jeffers Pickard ("Pickard")

(b)      Address of Principal Business Office:

         The address for each person filing is:

         Merrill, Pickard, Anderson & Eyre
         2480 Sand Hill Road, Suite 200
         Menlo Park, CA  94025

(c)      Citizenship/Place of Organization:


         MPAE V:                            California
         MPAE Technology Partners, L.P.:    California
         MPAE IV M:                         California
         Merrill:                           United States
         Anderson:                          United States
         Coit:                              United States
         Pickard:                           United States

(d)      Title of Class of Securities:       Common Stock

(e)      CUSIP Number:     0007539 07 1
                           ------------

Item 3.        Not applicable.

                               Page 9 of 12 pages

Item 4         Ownership.

------- --------------- -------------- --------------- --------------- -------------- ------------- ------------- -------------


                           MPAE IV       MPAE Tech       MPAE IV M        Merrill       Anderson        Coit        Pickard
------- --------------- -------------- --------------- --------------- -------------- ------------- ------------- -------------


(a)     Beneficial         458,281         2,937          461,218         461,218       461,218       461,218       461,218
        Ownership
------- --------------- -------------- --------------- --------------- -------------- ------------- ------------- -------------


(b)     Percentage of       5.15%          0.03%           5.18%           5.18%         5.18%         5.18%         5.18%
        Class
------- --------------- -------------- --------------- --------------- -------------- ------------- ------------- -------------


(c)     Sole Voting        458,281         2,937          461,218            0             0             0             0
        Power
------- --------------- -------------- --------------- --------------- -------------- ------------- ------------- -------------


        Shared Voting         0              0               0            461,218       461,218       461,218       461,218
        Power
------- --------------- -------------- --------------- --------------- -------------- ------------- ------------- -------------


        Sole               458,281         2,937          461,218            0             0             0             0
        Dispositive
        Power
------- --------------- -------------- --------------- --------------- -------------- ------------- ------------- -------------


        Shared                0              0               0            461,218       461,218       461,218       461,218
        Dispositive
        Power
------- --------------- -------------- --------------- --------------- -------------- ------------- ------------- -------------

Item 5.        Ownership of Five Percent or Less of a Class

Not applicable.

Item 6.        Ownership of More than Five Percent on Behalf of Another Person

               Under certain circumstances set forth in the limited partnership agreements of MPAE IV an MPAE IV M, the general partners and/or limited partners of each such partnership may be deemed to have the right to receive dividends from, or the proceeds from the sale of, the Common Stock of Issuer beneficially owned by each such partnership.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.        Identification and Classification of Members of the Group

Not applicable.

Item 9.        Notice of Dissolution of Group

Not applicable.

Item 10.       Certification

Not applicable.

                              Page 10 of 12 pages

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:    February 12, 1997

MERRILL PICKARD ANDERSON & EYRE IV, L.P.            MPAE IV MANAGEMENT CO., L.P.

By its general partner
MPAE IV MANAGEMENT CO., L.P.
                                                     By:   /s/ Steven L. Merrill
                                                        ------------------------
                                                            Steven L. Merrill
                                                            General Partner
By:      /s/ Steven L. Merrill
   ---------------------------
         Steven L. Merrill
         General Partner

MPAE TECHNOLOGY PARTNERS, L.P.

By its general partner
MPAE IV MANAGEMENT CO., L.P.


By:      /s/ Steven L. Merrill
   ---------------------------
         Steven L. Merrill
         General Partner

                                                           /s/ Steven L. Merrill
                                                           ---------------------
                                                               Steven L. Merrill



                                                           /s/ James C. Anderson
                                                           ---------------------
                                                               James C. Anderson


                                                             /s/ Stephen E. Coit
                                                           ---------------------
                                                                 Stephen E. Coit


                                                          /s/ W. Jeffers Pickard
                                                           ---------------------
                                                             W. Jeffers Pickard



                              Page 11 of 12 pages

                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

         We, the  undersigned,  hereby  express our agreement  that the attached
Schedule 13G is filed on behalf of us.

Date:    February 12, 1997

MERRILL PICKARD ANDERSON & EYRE IV, L.P.            MPAE IV MANAGEMENT CO., L.P.

By its general partner
MPAE IV MANAGEMENT CO., L.P.
                                                     By:   /s/ Steven L. Merrill
                                                        ------------------------
                                                            Steven L. Merrill
                                                            General Partner
By:      /s/ Steven L. Merrill
   ---------------------------
         Steven L. Merrill
         General Partner

MPAE TECHNOLOGY PARTNERS, L.P.

By its general partner
MPAE IV MANAGEMENT CO., L.P.


By:      /s/ Steven L. Merrill
   ---------------------------
         Steven L. Merrill
         General Partner

                                                           /s/ Steven L. Merrill
                                                           ---------------------
                                                               Steven L. Merrill



                                                           /s/ James C. Anderson
                                                           ---------------------
                                                               James C. Anderson


                                                             /s/ Stephen E. Coit
                                                           ---------------------
                                                                 Stephen E. Coit


                                                          /s/ W. Jeffers Pickard
                                                           ---------------------
                                                             W. Jeffers Pickard

                              Page 12 of 12 pages